Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ARDELYX, INC.
June 16, 2023
Ardelyx, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:
1.The name of the Corporation is Ardelyx, Inc.

2.This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s amended and restated certificate of incorporation filed with the Secretary of State of the State of Delaware on June 23, 2014 (the “Amended and Restated Certificate of Incorporation”).

3.The effective date of this Certificate of Amendment shall be the date it is filed with the Secretary of State of the State of Delaware.

4.Article IV, Section A of the Company’s Amended and Restated Certificate of Incorporation would read in its entirety as follows:
“A. This Corporation is authorized to issue two classes of capital stock which shall be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is Five Hundred Five Million (505,000,000), of which Five Hundred Million (500,000,000) shares shall be Common Stock and Five Million (5,000,000) shares shall be Preferred Stock. The Common Stock shall have a par value of $0.0001 per share and the Preferred Stock shall have a par value of $0.0001 per share. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation with the power to vote thereon irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.”

5.This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

6.All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

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Exhibit 3.1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf.

/s/ Michael Raab
By:	Michael Raab
Title:	President and Chief Executive Officer

[Signature Page to Certificate of Amendment of the Amended and Restated Certificate of Incorporation]